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                                                                    EXHIBIT 99.1


(NORTHERN BORDER PARTNERS, L.P. LOGO)         News          13710 FNB Parkway
                                              Release       Omaha, NE 68154-5200

                                              For Further Information
                                              Contact:

                                              Media Contact:
                                              Beth Jensen
                                              (402) 492-3400

                                              Investor Contact:
                                              Ellen Konsdorf
                                              Lisa Couillard
                                              (877) 208-7318



NORTHERN BORDER PARTNERS, L.P. ANNOUNCES
POTENTIAL CHANGE IN GENERAL PARTNER OWNERSHIP

FOR IMMEDIATE RELEASE:  FRIDAY, MAY 21, 2004

         OMAHA - Northern Border Partners, L.P. (NYSE - NBP) has been advised that Enron Corp. reached an agreement to sell CrossCountry Energy, LLC, which includes general partner interests in Northern Border Partners, to NuCoastal LLC, whose owners are affiliates of Kelso & Company, ArcLight Capital Partners LLC, Citigroup, and Oscar S. Wyatt, Jr. The sale to NuCoastal has been approved by Enron's Board of Directors and is supported by the Official Unsecured Creditors' Committee.

        The transaction also requires the approval of the Bankruptcy Court, which will oversee an "overbid" process to give other potential buyers an opportunity to submit superior bids. Allowing for the "overbid" process, as well as Bankruptcy Court, and certain regulatory and governmental approvals, Enron is targeting a close by the fourth quarter of 2004.

         CrossCountry Energy, a wholly-owned subsidiary of Enron, holds interests in three major North American gas pipeline businesses. CrossCountry's general partnership interests in Northern Border Partners are held through Northern Plains Natural Gas Company and Pan Border Gas Company. CrossCountry also owns NBP Services Corporation, which provides administrative services to the partnership. Additional details of the sale including Enron's press release can be found at www.enron.com.

         As a result of the transaction, NuCoastal would effectively own 1.65 percent of the aggregate 2 percent general partnership interest in Northern Border Partners. Therefore, NuCoastal would be entitled to an 82.5 percent vote on the Partnership Policy Committee of Northern Border Partners. An affiliate of TransCanada PipeLines Limited owns the remaining general partner interest and is entitled to an aggregate 17.5 percent vote on the


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Partnership Policy Committee. The limited partnership interests in Northern
Border Partners are nearly all held by the public.

       Northern Border Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information may be found at http://www.northernborderpartners.com.





       This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that Enron's expectations are based on reasonable assumptions, there is no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include developments in Enron's voluntary petition for bankruptcy including Bankruptcy Court approval of the sale of CrossCountry Energy and outcome of Enron's Chapter 11 process; and the success in obtaining all necessary regulatory and governmental approvals.